Exhibit 11.3

CONSENT OF INDEPENDENT APPRAISER

We hereby consent to all references to our appraisal of the property located at One Chestnut Street, Nashua, New Hampshire in the offering circular (the “Offering Circular”) that constitutes a part of the Offering Statement on Form 1-A of One Chestnut Partners LLC. We further consent to our being referenced as an expert in the Offering Circular.

ARCHSTONE APPRAISAL GROUP

/s/ Royce Ashton Rowles

1629 K Street NW Suite 300
Washington, DC 20006

June 16, 2022